EXHIBIT (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A for the Eaton Vance Growth Trust ("Registration Statement") of our report dated October 15, 2007, relating to the financial statements and financial highlights of the Eaton Vance Global Growth Fund (the "Fund") and of our report dated October 15, 2007, relating to the financial statements and supplementary data of the Global Growth Portfolio, which appear in the August 31, 2007 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts December 20, 2007